UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2018

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11075 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⌧

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On June 12, 2018, the Compensation Committee of the Board of Directors (the “Committee”) of Tandem Diabetes Care, Inc. (the “Company”) approved an increase in the base salary to be received by Leigh A. Vosseller, the Company’s Executive Vice President and Chief Financial Officer, from $ 345,000 to $386,250, effective on June 18, 2018.

Election of Director

On June 14, 2018, Richard P. Valencia, age 56, was elected to the Company’s Board of Directors (the “Board”). Mr. Valencia will serve as a Class III director, with a term that expires at the Annual Meeting of Stockholders of the Company to be held in 2019 or until his earlier resignation or removal. The Board has affirmatively determined that Mr. Valencia qualifies as an “independent director” under the NASDAQ Listing Rules.

Mr. Valencia has served as President of Qualcomm Life, Inc., a subsidiary of Qualcomm Incorporated, since its formation in December 2011. Qualcomm Life focuses on commercial healthcare activities and offers products and services to enable wireless connectivity of medical devices and healthcare networks.  As President of Qualcomm Life, Mr. Valencia has also overseen Qualcomm’s healthcare venture funds, dRx Capital and Qualcomm Life Fund. Prior to joining Qualcomm Life, Mr. Valencia served as Vice President and General Manager of Qualcomm Wireless Health beginning in October 2010.  Earlier in his career, Mr. Valencia founded ProfitLine, Inc., a telecommunications expense management service provider, and served as Chief Executive Officer from 1992 until the sale of the company in 2009. Mr. Valencia received a Bachelor of Science in Finance from California State University, Northridge.

No Arrangements or Understandings

There is no arrangement or understanding pursuant to which Mr. Valencia was elected to the Board.

No Related Party Transactions

Except as described or referenced herein, Mr. Valencia has not entered into any transactions (i) with the Company, (ii) with any of the Company’s directors, nominees for election as a director, or executive officers, (iii) with any security holder who is known to the Company to own of record or beneficially more than five percent (5.0%) of any class of the Company’s voting securities, or (iv) with any member of the immediate family of any of the foregoing persons, in amounts greater than $120,000, nor are any such transactions contemplated.

Compensatory Arrangements

Mr. Valencia will be eligible to participate in the director compensation plans and arrangements available to the Company’s other independent directors. Accordingly, upon his appointment, Mr. Valencia was granted an option to purchase 50,000 shares of the Company’s common stock (“Common Stock”) under the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) with an exercise price equal to the closing price of the Common Stock on the grant date. The option will vest in equal monthly installments over a period of 36 months following the grant date, subject to Mr. Valencia’s continued service with the Company.

Item 5.07           Submission of Matters to a Vote of Security Holders.

The Company’s Annual Meeting of Stockholders was held on June 14, 2018 (the “Annual Meeting”). There were 50,056,360 shares of Common Stock outstanding on April 19, 2018, the record date for the Annual Meeting. At the Annual Meeting, 42,668,506 shares of Common Stock were present in person or represented by proxy. The following sets forth the final results of the voting for the matters voted upon at the Annual Meeting. These matters are described in more detail in the Company’s definitive proxy statement, filed with the SEC on April 26, 2018 and as further supplemented in later filings.

Proposal 1:  Election of two members of the Board. The shareholders elected two Class II directors to hold office until the 2021 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, by the following votes:

Name of Director Elected	For	Withheld	Broker Non-Votes
Dick P. Allen	27,695,325	218,585	14,754,596
Edward L. Cahill	27,801,149	112,761	14,754,596

Proposal 2:  Ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountant for the 2018 fiscal year. The proposal was approved, by the following vote:

For	Against	Abstain	Broker Non-Votes
42,279,133	279,579	109,794	0

Proposal 3:  Amendment to the Company’s Amended and Restated Certificate of Incorporation, to increase the total number of authorized shares of Common Stock, par value $0.001 per share, by 100,000,000 shares, or from 100,000,000 shares to 200,000,000 shares. The proposal was approved, by the following vote:

For	Against	Abstain	Broker Non-Votes
35,288,405	6,987,886	392,215	0

Proposal 4:  Amendments to the 2013 Plan, to, among other things: (i) increase the number of shares of Common Stock reserved under the 2013 Plan by 5,500,000 shares, (ii) remove the evergreen provisions, and (iii) increase the number of options that are awarded automatically to non-employee directors pursuant to the Company’s director compensation program. The proposal was approved, by the following vote:

For	Against	Abstain	Broker Non-Votes
26,802,879	985,874	125,157	14,754,596

Proposal 5:  Amendments to the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”), to, among other things: (i) increase the number of shares of Common Stock reserved under the ESPP by 2,000,000 shares and (ii) remove the evergreen provisions. The proposal was approved, by the following vote:

For	Against	Abstain	Broker Non-Votes
24,807,418	3,017,771	88,721	14,754,596

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ David B. Berger
David B. Berger
Executive Vice President, General Counsel and Secretary

Date:  June 15, 2018